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As filed with the Securities and Exchange Commission on January 28, 2002

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARTEN TRANSPORT, LTD.
(Exact name of registrant as specified in its charter)

Delaware	39-1140809
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
129 Marten Street Mondovi, Wisconsin	54755
(Address of Principal Executive Offices)	(Zip Code)

1995 STOCK INCENTIVE PLAN
(Full title of the plan)

Darrell D. Rubel
Executive Vice President, Chief Financial Officer
Treasurer and Assistant Secretary
Marten Transport, Ltd.
129 Marten Street
Mondovi, WI 54755
(715) 926-4216
(Name, address and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
Immediately upon the filing of this registration statement

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)

Common Stock, par value $0.01 per share	750,000	$15.09	$11,317,500	$1,041.21

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement includes an indeterminate number of additional shares which may be offered and sold as a result of anti-dilution provisions described in the 1995 Stock Incentive Plan.

(2)
Estimated solely for the purpose of calculating the amount of this registration fee and calculated pursuant to Rule 457(h) under the Securities Act as follows: (i) with respect to options to purchase shares previously granted under the 1995 Stock Incentive Plan, on the basis of the weighted average exercise price of these option grants, and (ii) with respect to options to be granted under the 1995 Stock Incentive Plan, on the basis of the average between the high and low sales prices of the registrant's common stock on January 23, 2002, as reported by the Nasdaq National Market.

PART I

INFORMATION REQUIRED
IN THE SECTION 10(A) PROSPECTUS

        The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by Marten Transport, Ltd. (File No. 0-15010) with the Securities and Exchange Commission are incorporated by reference in this registration statement:

        (a)  Marten's annual report on Form 10-K for the year ended December 31, 2000;

        (b)  Marten's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001;

        (c)  Marten's current report on Form 8-K as filed with the SEC on January 25, 2002;

        (d)  all other reports filed by Marten pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2000; and

        (e)  the description of Marten's common stock contained in Marten's current report on Form 8-K as filed with the SEC on January 25, 2002, including any amendments or reports filed for the purpose of updating the description.

        All documents filed by Marten with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all shares of common stock offered pursuant to this registration statement have been sold or that de-registers all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Marten's common stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel.

        The validity of the shares of our common stock offered hereby will be passed upon for Marten by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota. Thomas A. Letscher, a partner of Oppenheimer Wolff & Donnelly LLP, is Marten's corporate Secretary.

Item 6. Indemnification of Directors and Officers.

        Marten's Certificate of Incorporation limits the liability of its directors to the fullest extent permitted by the Delaware General Corporation Law. Specifically, Article VIII of Marten's Certificate of Incorporation provides that no director of Marten shall be personally liable to Marten or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to Marten or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Marten shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. No amendment to or repeal of Article VIII shall apply to or have any effect on the liability or alleged liability of any director of Marten for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

        Marten has directors and officers liability insurance which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under the Delaware General Corporation Law and claims and suits arising under the Securities Act. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of Marten.

        Marten's Bylaws provide for indemnification of Marten's directors and officers. Specifically, Article VI provides that Marten shall indemnify, to the fullest extent authorized or permitted by law, as the same exists or may thereafter be amended, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Marten, or is or was serving at the request of Marten as a director, officer, employee or agent of any other company, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise. Marten may, to the extent authorized from time to time by Marten's Board of Directors, provide rights to indemnification to employees and agents of Marten similar to those conferred in Article VI to directors and officers of Marten. No amendment or repeal of Article VI shall apply to or have any effect on any right to indemnification provided thereunder with respect to any acts or omission occurring prior to such amendment or repeal.

        Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Section 145 further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145, including liabilities under the Securities Act of 1933.

        The foregoing represents a summary of the general effect of the Delaware General Corporation Law, Marten's Certificate of Incorporation and Bylaws, Marten's directors and officers liability insurance coverage and the Indemnification Agreements for purposes of general description only.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Marten's directors, officers or persons controlling Marten pursuant to the foregoing provisions, Marten is aware that in the opinion of the Securities and Exchange Commission that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable. No securities are to be re-offered or resold pursuant to this registration statement.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion and Consent of Oppenheimer Wolff & Donnelly LLP (filed herewith).
23.1	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1).
23.2	Consent of Arthur Andersen LLP (filed herewith).
24.1	Power of Attorney (included on the signature page to this registration statement).

Item 9. Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

  (2)
  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mondovi, State of Wisconsin, on January 28, 2002.

MARTEN TRANSPORT, LTD.
By:	/s/ RANDOLPH L. MARTEN Randolph L. Marten Chairman of the Board and President
By:	/s/ DARRELL D. RUBEL Darrell D. Rubel Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Randolph L. Marten ad Darrell D. Rubel, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on January 28, 2002 by the following persons in the capacities indicated.

/s/ RANDOLPH L. MARTEN Randolph L. Marten	Chairman of the Board and President (principal executive officer)
/s/ DARRELL D. RUBEL Darrell D. Rubel	Executive Vice President, Chief Financial Officer, Treasurer, Assistant Secretary (principal financial and accounting officer) and Director
/s/ LARRY B. HAGNESS Larry B. Hagness	Director

/s/ THOMAS J. WINKEL Thomas J. Winkel	Director
/s/ JERRY M. BAUER Jerry M. Bauer	Director
/s/ CHRISTINE K. MARTEN Christine K. Marten	Director

MARTEN TRANSPORT, LTD.
REGISTRATION STATEMENT ON FORM S-8
INDEX TO EXHIBITS

Item No.	Description	Method of Filing
5.1	Opinion and Consent of Oppenheimer Wolff & Donnelly LLP	Filed herewith.
23.1	Consent of Oppenheimer Wolff & Donnelly LLP	Included in Exhibit 5.1.
23.2	Consent of Arthur Andersen LLP	Filed herewith.
24.1	Power of Attorney	Included on the signature page to this registration statement.

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PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
MARTEN TRANSPORT, LTD. REGISTRATION STATEMENT ON FORM S-8 INDEX TO EXHIBITS